Exhibit 99.1
ABERCROMBIE & FITCH REPORTS FIRST QUARTER RESULTS
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175
New Albany, Ohio, May 18, 2010: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected a net loss of $11.8 million and a net loss per basic and diluted share of $0.13 for the thirteen weeks ended May 1, 2010, compared to a net loss of $59.2 million and a net loss per basic and diluted share of $0.68 for the thirteen weeks ended May 2, 2009. Net loss for the thirteen weeks ended May 2, 2009 included a net loss per basic and diluted share of $0.41 from discontinued operations.
First Quarter Sales Highlights
•	Total Company net sales, including direct-to-consumer net sales, increased 14% to $687.8 million

•	Total Company domestic net sales, including direct-to-consumer net sales, increased 5% to $568.8 million

•	Total Company international net sales, including direct-to-consumer net sales, increased 102% to $119.0 million

•	Comparable store sales increased 1%

•	Total Company direct-to-consumer net merchandise sales increased 42% to $68.8 million

•	Abercrombie & Fitch net sales of $303.7 million; Abercrombie & Fitch comparable store sales increased 3%

•	abercrombie kids net sales of $78.7 million; abercrombie kids comparable store sales increased 6%

•	Hollister Co. net sales of $298.2 million; Hollister Co. comparable store sales decreased 2%
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“We are pleased with our overall reported sales growth of 14% for the quarter. We continue to be very focused on achieving sustainable, profitable growth in both our domestic and international businesses.”
First Quarter Financial Results
Net sales for the thirteen weeks ended May 1, 2010 increased 14% to $687.8 million from $601.7 million for the thirteen weeks ended May 2, 2009. Total Company direct-to-consumer net merchandise sales increased 42% to $68.8 million for the thirteen week period ended May 1, 2010. Total Company first quarter comparable store sales increased 1%.
The gross profit rate for the first quarter was 62.7%, 70 basis points lower than last year’s first quarter gross profit rate. The decrease in gross profit rate was primarily driven by a 10% decrease in average unit retail. Adjusted for selling mix, the reduction in average unit retail was somewhat greater.

Stores and distribution expense, as a percentage of net sales, decreased to 51.5% from 54.9% for the first quarter. The decrease in the stores and distribution expense rate was primarily driven by lower store occupancy costs as a percentage of net sales.
Marketing, general and administrative expense for the first quarter was $96.6million, a 12% increase compared to $86.3 million during the same period last year. The increase in marketing, general and administrative expense was primarily due to higher net legal expenses, incentive compensation and marketing expenses.
The tax rate for continuing operations for the first quarter was a benefit of 39.5% compared to a benefit of 28.9% during the same period last year. The tax rate associated with the loss from continuing operations for the first quarter of Fiscal 2010 included a modest net benefit from both the settlement of tax audits and the net release of valuation allowances.
The Company ended the first quarter of Fiscal 2010 with $600.4 million in cash and cash equivalents, borrowings under the credit agreement of $49 million and outstanding letters of credit of $45.6 million compared to $463.7 million in cash and cash equivalent, borrowings under the credit agreement of $100.0 million and outstanding letters of credit of $43 million at the comparable point last year.
2010 Outlook
In Fiscal 2010, the Company expects to open Abercrombie & Fitch flagship stores in Copenhagen, Denmark and Fukuoka, Japan and a Hollister Epic store on Fifth Avenue in New York.
The Company now has confirmed plans to open approximately 25 international mall-based Hollister stores in Fiscal 2010 as well as one Abercrombie & Fitch store in Canada. In addition, the Company now has confirmed plans to open its first international Gilly Hicks store in the United Kingdom in the fourth quarter of Fiscal 2010.
Domestically, the Company expects to open three Abercrombie & Fitch stores, two abercrombie kids stores, three Hollister stores, two Gilly Hicks stores and five outlet stores.
Based on current new store plans and other planned expenditures, the Company now expects total capital expenditures to be in the range of $200 million to $225 million, including $165 million to $190 million related to new stores, store refreshes and remodels, and approximately $35 million related to information technology, distribution center and other home office projects.
Other Developments
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on June 15, 2010 to shareholders of record at the close of business on May 28, 2010.
The Company announced plans to open an Abercrombie & Fitch flagship store in Madrid, Spain in Fiscal 2011.
At the end of April Fiscal 2010, the Company operated a total of 1,100 stores. The Company operated 341 Abercrombie & Fitch stores, 205 abercrombie kids stores, 507 Hollister Co. stores and 16 Gilly Hicks stores domestically. The Company also operated six Abercrombie & Fitch stores, four abercrombie kids stores and 21 Hollister Co. stores internationally. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance and its plans for the future and will accept questions from participants. To listen to the live conference call, dial (888) 204-4317 or internationally at (913) 981-5589. To listen via the Internet, go to www.abercrombie.com, select the Investors page and scroll through the Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 6042496; or for 12 months by visiting the Company’s website at www.abercrombie.com.
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For further information, call:	Eric Cerny Manager, Investor Relations (614) 283-6385
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “ FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2010 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: current general and financial economic conditions; changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; availability and market prices of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; estimates of expenses which the Company may incur in connection with the closure of the Ruehl stores and related direct-to-consumer operations; and the outcome of pending litigation or other adversarial proceedings. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
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Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended May 1, 2010 and Thirteen Weeks Ended May 2, 2009
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2010	% of Net Sales	2009	% of Net Sales

Net Sales	$687,804	100.0%	$601,729	100.0%

Cost of Goods Sold	256,388	37.3%	220,277	36.6%

Gross Profit	431,416	62.7%	381,453	63.4%

Total Stores and Distribution Expense	354,410	51.5%	330,310	54.9%

Total Marketing, General and Administrative Expense	96,632	14.0%	86,345	14.3%

Other Operating Income, Net	(914)	-0.1%	(1,324)	-0.2%

Operating Loss	(18,712)	-2.7%	(33,878)	-5.6%

Interest Expense (Income), Net	825	0.1%	(1,374)	-0.2%

Loss from Continuing Operation Before Taxes	(19,537)	-2.8%	(32,504)	-5.4%

Tax Benefit for Continuing Operations	(7,709)	-1.1%	(9,400)	-1.6%

Net Loss from Continuing Operations	(11,828)	-1.7%	(23,104)	-3.8%
Net Loss from Discontinued Operations (net of taxes)	—	0.0%	(36,135)	-6.0%

Net Loss	$(11,828)	-1.7%	$(59,239)	-9.8%

Net Loss Per Share from Continuing Operations:
Basic	$(0.13)		$(0.26)
Diluted	$(0.13)		$(0.26)

Net Loss Per Share from Discontinued Operations:
Basic	$—		$(0.41)
Diluted	$—		$(0.41)

Total Net Loss Per Share:
Basic	$(0.13)		$(0.68)
Diluted	$(0.13)		$(0.68)

Weighted-Average Shares Outstanding:
Basic	88,095		87,697
Diluted	88,095		87,697

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	May 1, 2010	January 30, 2010
ASSETS

Current Assets
Cash and Equivalents	$600,452	$680,113
Marketable Securities	32,356	32,356
Receivables	91,811	90,865
Inventories	316,447	310,645
Deferred Income Taxes	57,145	44,570
Other Current Assets	86,825	77,297

Total Current Assets	1,185,036	1,235,846

Property and Equipment, Net	1,209,345	1,244,019

Non-Current Marketable Securities	140,260	141,794

Other Assets	203,955	200,207

TOTAL ASSETS	$2,738,596	$2,821,866

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$148,439	$150,134
Accrued Expenses	210,289	246,289
Deferred Lease Credits	42,986	43,597
Income Taxes Payable	14,079	9,352

Total Current Liabilities	415,793	449,372

Long-Term Liabilities
Deferred Income Taxes	46,253	47,142
Deferred Lease Credits	201,682	212,052
Long-term Debt	70,603	71,213
Other Liabilities	203,712	214,170

Total Long-Term Liabilities	522,250	544,577

Total Shareholders’ Equity	1,800,553	1,827,917

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,738,596	$2,821,866